Registration No.


                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              Brunswick Corporation
             (Exact name of registrant as specified in its charter)

       Delaware                               36-0848180
(State of Incorporation)        (I.R.S. Employer Identification Number)

1 N. Field Ct., Lake Forest, IL               60045-4811
(Address of Principal Executive Offices including zip code)

                   1994 Stock Option Plan for Non-Employee Directors
                            (Full title of the plan)

                       Robert T. McNaney, General Counsel
                              Brunswick Corporation
                                 1 N. Field Ct.
                        Lake Forest, Illinois 60045-4811
                     (Name and address of agent for service)
                                  708-735-4700
                     (Telephone number of agent for service)


                         Calculation of Registration Fee

                                   Proposed    Proposed
                                   Maximum     Maximum
                      Amount       Offering    Aggregate   Amount of
Title of Securities   to be        Price Per   Offering    Registration
to be Registered      Registered   Share (1)   Price       Fee

Common Stock Par       200,000     $19.50      $3,900,000  $1,344.83
Value $0.75            shares

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) on the basis of the average of the high and the low prices of the Common Stock on October 25, 1994.

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                                     Part II

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

      The following documents or portions of documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

      (a) The Annual Report of Brunswick Corporation (the "Company") on Form 10-K for the year ended December 31, 1993.

      (b) The Company's Quarterly Report on Form 10-Q for the Quarters ended March 31, 1994 and June 30, 1994.

      (c) The description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 31, 1986 (as amended on Form 8 dated April 10,
           1989).

      (d) The description of the Company's Common Stock contained on pages 8-9 of the Prospectus filed as part of Amendment No. 1 to the Company's Registration Statement No. 33-45772 filed with the Commission on April 30, 1992.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities

      Not applicable.

Item 5.    Interests of Named Experts and Counsel

      Robert T. McNaney, who has given an opinion as to the validity of the securities being registered, as of October 24, 1994 owns 33,010 shares of Common Stock of the Company and holds options to purchase 19,000 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware, under which the Company is organized, empowers a corporation, subject to certain limitations, to indemnify its officers, directors, employees and agents, or others acting in similar capacities for other entities at the request of the Company, against certain expenses, including attorneys' fees, judgments, fines and other amounts which may be paid or incurred by them in their capacities as such directors, officers, employees or agents.

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      The Certificate of Incorporation of the Company authorizes the board of directors to indemnify directors, officers, employees or agents of the Company to the fullest extent that is lawful.

      The Company's By-laws authorize the board of directors to indemnify directors, officers, employees and agents in the same circumstances set forth in the Certificate of Incorporation. The By-laws also authorize the Company to purchase liability insurance on behalf of directors, officers, employees and agents and to enter into indemnity agreements with directors, officers, employees and agents.

      The Company has entered into indemnification agreements with its directors and its officers which provide broader indemnification than the indemnification specifically available under Section 145 of the Delaware statute. The agreements provide that the Company will indemnify its directors and its officers, to the fullest extent permitted by the Company's Certificate of Incorporation (and that is otherwise lawful) against expenses (including attorneys' fees), judgments, fines, taxes, penalties and settlement payments incurred by reason of the fact that they were directors or officers of the Company. Unlike Section 145, this indemnification would, to the extent that it is lawful, cover judgments, fines and amounts paid in settlement of claims against the director or officer by or in the right of the Company.

      The Company is the owner of an insurance policy which covers the Company for certain losses incurred pursuant to indemnification obligations set forth above during any policy year, subject to specified exclusions, terms and conditions. The policy also covers the officers and directors of the Company for certain of such losses if they are not indemnified by the Company.

      The Company is also the owner of an insurance policy which would reimburse it for certain losses incurred by it pursuant to its fiduciary obligations under the Employee Retirement Income Security Act of 1974, subject to specified exclusions, terms and conditions. This policy also covers the officers, directors and employees of the Company for certain of their losses incurred as fiduciaries under such Act, subject to specified exclusions, terms and conditions.

Item 7.    Exception from Registration Claimed

      Not applicable.

Item 8.  Exhibits

       4.1 Restated Certificate of Incorporation of the Company.  (Filed as
           Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987, and incorporated by reference herein.)

       4.2 By-laws of the Company. (Filed as Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and incorporated by reference herein.)

       4.3 Rights Agreement, dated as of March 15, 1986, between the Company and Harris Trust and Savings Bank, as Rights Agent. (Filed as
           Exhibit 4.14 to the Company's Annual Report on Form 10-K for the year ended December 31, 1985, and incorporated by reference herein.)

       4.4 Amendment, dated April 3, 1989, to Rights Agreement, between the Company and Harris Trust and Savings Bank, as Rights Agent. (Filed as Exhibit 2 to the Company's Current Report on Form 8-K, dated April 10, 1989, and incorporated by reference herein.)

       5.  Opinion of Robert T. McNaney

      23.1 The consent of Robert T. McNaney is contained in his opinion filed as Exhibit 5 to this Registration Statement.

      23.2  Consent of Arthur Andersen LLP.

      24.   Power of Attorney

Item 9.    Undertakings

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment or appendix to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
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                (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 6 (except as set forth in paragraph (c) thereunder), or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, Brunswick Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lake Forest, Illinois on October 27, 1994.

                                Brunswick Corporation

                                By: /s/ Dianne M. Yaconetti,
                                        Vice President-Administration
                                        and Corporate Secretary

      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature             Title
Jack F. Reichert      Chairman of the Board,
                        President, Chief Executive
                        Officer (Principal Executive
                        Officer) and Director

William R. McManaman  Vice President-Finance
                        (Principal Financial Officer)

Thomas K. Erwin       Controller (Principal
                        Accounting Officer)

Michael J. Callahan   Director

John P. Diesel        Director

Donald E. Guinn       Director

George D. Kennedy     Director            By: /s/ Dianne M. Yaconetti
                                                  Attorney-in-Fact
Bernd K. Koken        Director

Jay W. Lorsch         Director            October 27, 1994

Bettye Martin Musham  Director

Robert N. Rasmus      Director

Roger W. Schipke      Director